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                                                                    Exhibit 10.1

UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF NEW YORK
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                                                  MASTER FILE NO. CV-96-5238
IN RE VISA CHECK/MASTERMONEY                      (Gleeson, J.) (Mann, M.J.)
ANTITRUST LITIGATION

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                              SETTLEMENT AGREEMENT

         THIS SETTLEMENT AGREEMENT (the "Settlement Agreement" or "Agreement") is made as of the 4th day of June 2003, by Defendant MasterCard International, Incorporated ("MasterCard") and Plaintiffs in In Re Visa Check/MasterMoney Antitrust Litigation, No. 96-CV-5238 (JG), a Class Action (the "Class Action" or "Action"), on behalf of each and every member of the Class defined herein (collectively, the "Plaintiffs" or "Class Members").

         WHEREAS the first of the complaints comprising this Action was filed on October 25, 1996;

         WHEREAS, by Order dated December 27, 1996, the Court (i) consolidated the original complaint with numerous additional complaints filed subsequent to the filing of the original complaint alleging similar or identical claims against MasterCard and Visa U.S.A. Inc. ("Visa"), and (ii) designated the law firms of Constantine & Partners ("C&P") and Hagens Berman ("HB") as Plaintiffs' Co-Lead Counsel.

         WHEREAS the operative complaint in this Action, the Second Amended Consolidated Class Action Complaint and Jury Demand (the "Complaint"), was filed on May 26, 1999;

         WHEREAS, the Complaint alleges, among other things, that MasterCard has violated the Sherman Act (15 U.S.C. Sections. 1 and 2) based on the following claims, among others: (i) MasterCard has illegally tied merchant acceptance of its debit card services to merchant

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acceptance of its credit card services under MasterCard's so-called "Honor All
Cards" rule, (ii) MasterCard, together with Visa, have used their respective tying arrangements, and other anticompetitive conduct, in an attempt to monopolize the market consisting of debit card services to merchants; (iii) MasterCard, together with Visa, have conspired to monopolize the debit card services market; and (iv) MasterCard's anticompetitive conduct has resulted in merchants paying higher interchange fees for accepting MasterCard card transactions;

         WHEREAS, this Action involved the production of more than five (5) million pages of document discovery and approximately four-hundred (400) depositions taken over five-hundred (500) days;

         WHEREAS, by Order dated February 22, 2000, the Court certified this Action as a class action under Rules 23(b)(2) and 23(b)(3) of the Federal Rules of Civil Procedure;

         WHEREAS, by decision dated October 17, 2001, the United States Court of Appeals for the Second Circuit affirmed the Court's Order certifying this Action as a class action;

         WHEREAS, on June 10, 2002, the United States Supreme Court denied Visa and MasterCard's petition for a writ of certiorari of the Second Circuit's decision affirming the Court's Order certifying this Action as a class action;

         WHEREAS, by Order dated April 1, 2003, the Court denied in their entirety Visa and MasterCard's motions for summary judgment, and granted in part and denied in part Plaintiffs' motion for summary judgment.

         WHEREAS, by Order dated April 1, 2003, the Court denied MasterCard's motion for severance or a separate trial;

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WHEREAS, on April 30, 2003, Plaintiffs and MasterCard entered into a Memorandum of Understanding regarding the proposed settlement of this Action as against MasterCard;

         WHEREAS, MasterCard denies each and every one of Plaintiffs' allegations of unlawful conduct and damages and has asserted a number of defenses to Plaintiffs' claims;

         WHEREAS, Plaintiffs and MasterCard agree that this Settlement Agreement shall not be deemed or construed to be an admission or evidence of any violation of any statute or law or of any liability or wrongdoing by MasterCard or of the truth or merit, or lack of truth or merit, of any of the claims or allegations alleged in the Class Action;

         WHEREAS, arm's length settlement negotiations have taken place between counsel for Plaintiffs and MasterCard, and this Settlement Agreement, including its exhibits, which embodies all of the terms and conditions of the Settlement between MasterCard and the Plaintiffs, has been reached, subject to the final approval of the Court;

         WHEREAS, Plaintiffs' Counsel have concluded, after extensive discovery and investigation of the facts and after carefully considering the circumstances of the Class Action and the applicable law, that the terms and conditions of this Settlement Agreement are fair, reasonable, and adequate to Plaintiffs, and in their best interests, and have agreed to settle the claims raised in the Action after considering (i) the substantial benefits that Plaintiffs will receive under the Settlement Agreement, and (ii) the burden, expense and uncertainties of litigation, and particularly complex litigation such as this Action;

         WHEREAS, MasterCard has concluded, despite its belief that it is not liable for the claims asserted and has good defenses thereto, that it will enter into this Settlement Agreement to avoid the further expense, inconvenience and burden of this protracted litigation, and the

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distraction and diversion of its personnel and resources, and thereby to put to rest this controversy with valued business customers, and to avoid the risks inherent in uncertain complex litigation;

         NOW THEREFORE, without any admission or concession on the part of Plaintiffs of any lack of merit of the Action whatsoever, and without any admission or concession of any liability or wrongdoing or lack of merit in the defenses whatsoever by MasterCard, it is hereby AGREED by the undersigned, on behalf of MasterCard and Plaintiffs, that the Class Action and all claims of the Plaintiffs be settled, compromised and dismissed on the merits and with prejudice as to MasterCard, and, except as hereinafter provided, without costs as to Plaintiffs or MasterCard, subject to the approval of the Court, on the following terms and conditions:

                             ADDITIONAL DEFINITIONS

         1. As used herein, and for the purposes of the Settlement Agreement only, the following additional terms shall be defined as set forth below:

                  a. "Authorized Claimant" means a Class Member who is entitled to receive a distribution from the Net Settlement Fund as provided for in the Plan of Allocation of Settlement Funds.

                  b. "Claims Administrator" means the firm of Garden City Group, Inc., which shall administer the Settlement and the provision of Notice under Plaintiffs' Co-Lead Counsel's supervision.

                  c. "Class," as defined in the Court's class certification Order dated February 22, 2000, means all persons and business entities who have accepted MasterCard and/or Visa credit cards and therefore have been required to accept MasterCard branded and/or Visa branded

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debit cards under the challenged tying arrangements at any point during the
Class Period within the continental United States (and Alaska and Hawaii). Excluded from the Class are any putative class members who previously excluded themselves from this Action by filing a request for exclusion in accordance with the requirements set forth in the Consent Order Concerning Notice of Pendency of Class Action dated June 21, 2002, and the Notice of Pendency previously provided to Class Members.

                  d.       "Class Member" means any member of the Class.

                  e. "Class Period" means the period of time from October 25, 1992 through the date of the first publication of Notice, expected to be on or around June 21, 2003.

                  f. "Effective Date" means the date of Final Settlement Approval as specified in paragraph 26 below.

                  g. "Fee and Expense Application" means the application submitted by Plaintiffs' Co-Lead Counsel seeking Plaintiffs' attorneys' fees, expenses and costs.

                  h. "Fee Award" means Plaintiffs' attorneys' fees, expenses and costs as may be awarded by the Court to Plaintiffs and their counsel.

                  i. "Final Settlement Approval" means final approval of the Settlement as specified in paragraph 26 below.

                  j. "Gross Settlement Fund" means the Settlement Fund, and any interest earned thereon.

                  k. "MasterCard Branded Product" means any MasterCard POS Debit Device or Other MasterCard Product.

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                  l.       "MasterCard POS Debit Device" means any MasterCard
branded consumer product, device, program, or service issued within the continental United States (and Hawaii and Alaska) by United States member financial institutions, that, when presented for payment in the United States, accesses, debits, holds or settles funds from the consumer's demand deposit or asset account. Attached hereto as Exhibit A is a list of all current MasterCard products, devices, programs, or services that, as determined by MasterCard through its reasonable efforts, qualify as a MasterCard POS Debit Device. Notwithstanding the foregoing, the term MasterCard POS Debit Device shall not include (i) any product, device, program, or service that accesses, debits, holds or settles funds from the user's demand deposit or asset account fourteen
(14) days or more after the date of the purchase, (ii) any cards issued under the specific brokerage account deferred debit programs listed on Exhibit B, or
(iii) any cards issued under the specific brokerage account deferred debit programs listed on Exhibit H to the Visa Settlement Agreement to the extent that MasterCard and any of its issuers convert the cards in such programs to MasterCard branded cards, and so long as those cards are issued under the same brokerage account deferred debit card program.

                  m. "Net Settlement Fund" means the Gross Settlement Fund, less the amount of the Fee Award and Court-approved expenses, taxes, and costs of Notice and administration.

                  n. "Notice" means the notice of this Settlement, attached hereto as Exhibits C and D, that will be sent by First Class Mail to all Class Members and published in various periodicals, respectively, in the manner provided for in the Notice Plan.

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                  o.       "Notice Plan" means the method by which Notice will
be sent to all Class Members as detailed in the Stipulation and Order for Providing Notice of Settlement, attached hereto as Exhibit E.

                  p. "Order and Final Judgment" means the proposed Order and Final Judgment to be entered by the Court approving the Settlement, attached hereto as Exhibit F.

                  q. "Other MasterCard Product" means any MasterCard branded product, device, program, or service that does not fall within the definition of MasterCard POS Debit Device. Attached as Exhibit G hereto is a list of all current MasterCard products, devices, programs, or services that, as determined by MasterCard through its reasonable efforts, qualify as an Other MasterCard Product.

                  r. "Plaintiffs' Co-Lead Counsel Signatories" means the individual attorneys from C&P and HB who are the signatories to this Agreement.

                  s. "Plaintiffs' Counsel" means Plaintiffs' Co-Lead Counsel and other counsel representing any of the named Plaintiffs in this Action.

                  t. "Plan of Allocation of Settlement Funds" means the terms and procedures for allocating the Net Settlement Fund among, and distributing the Net Settlement Fund to, Authorized Claimants as set forth in the Notice, or such other plan of allocation as the Court shall approve.

                  u. "Preliminary Approval Order" means the proposed order preliminarily approving the Settlement and directing Notice to the Class, attached hereto as Exhibit H.

                  v. "Released Parties" means MasterCard and any past, present or future officers, directors, stockholders, member financial institutions, agents, employees, legal

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representatives, trustees, parents, associates, affiliates, subsidiaries, divisions, partners, heirs, executors, administrators, purchasers, predecessors, successors, assigns, and any of their legal representatives.

                  w. "Released Claims" means only the claims of the Releasing Parties from which the Released Parties will be released and discharged upon Final Settlement Approval as specified in paragraphs 26 and 30 below.

                  x. "Releasing Parties" means the named Plaintiffs and any Class Members who have not timely excluded themselves from the Class Action -- including any of their past, present or future officers, directors, stockholders, agents, employees, legal representatives, trustees, parents, associates, affiliates, subsidiaries, divisions, partners, heirs, executors, administrators, purchasers, predecessors, successors and assigns -- whether or not they object to the Settlement and whether or not they make a claim upon or participate in the Settlement Fund, whether directly, representatively, derivatively or in any other capacity.

                  y. "Settlement" means the settlement contemplated by this Agreement.

                  z. "Settlement Fund" means the amounts to be paid into the Settlement Fund Account by MasterCard as specified in paragraph 3 below.

                  aa.      "Settlement Fund Account" means (i) prior to the
Effective Date, a joint interest-bearing account at such financial institution as the Settling Parties may agree into which MasterCard will make the Settlement Fund payments, and (ii) after the Effective Date, an account at such financial institution as Plaintiffs' Co-Lead Counsel designate into which MasterCard will make the Settlement Fund payments, including without limitation, a trust account.

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                  bb.      "Settling Parties" means Plaintiffs and MasterCard.

                              TERMS AND CONDITIONS

         2. The Settling Parties agree to the following terms and conditions in full and final disposition of the Action as against MasterCard, and any and all Released Claims as against all Released Parties.

                           PAYMENT OF SETTLEMENT FUNDS

         3.       (a)      MasterCard shall pay the Settlement Fund Account, in
settlement of the claims against it, a total of one billion and twenty five million dollars ($1,025,000,000), which includes the payment referenced in paragraph 8(b) below, to be made by wire transfer under the following schedule:

                  Payment One: ten million dollars ($10,000,000) on or before July 4, 2003;

                  Payment Two: one-hundred fifteen million dollars ($115,000,000) on or before December 22, 2003;

                  Payment Three: one-hundred million dollars ($100,000,000) on or before December 22, 2004;

                  Payment Four: one-hundred million dollars ($100,000,000) on or before December 22, 2005;

                  Payment Five: one-hundred million dollars ($100,000,000) on or before December 22, 2006;

                  Payment Six: one-hundred million dollars ($100,000,000) on or before December 22, 2007;

                  Payment Seven: one-hundred million dollars ($100,000,000) on or before December 22, 2008;

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                  Payment Eight: one-hundred million dollars ($100,000,000) on or before December 22, 2009;

                  Payment Nine: one-hundred million dollars ($100,000,000) on or before December 22, 2010;

                  Payment Ten: one-hundred million dollars ($100,000,000) on or before December 22, 2011; and

                  Payment Eleven: one-hundred million dollars ($100,000,000) on or before December 22, 2012.

Nothing in this Agreement will require the Settlement Fund Account to be funded or established before the Agreement is submitted to the Court for preliminary approval.

                  (b) Notwithstanding the payment schedule set forth in subparagraph (a), MasterCard may request that Plaintiffs work with MasterCard, to the extent it does not interfere with Plaintiffs' efforts to sell, assign, securitize, or obtain financing using the Settlement Fund as set forth in subparagraph (f) below, to establish a mutually agreeable discount rate to apply to any prepayment(s) in the event that MasterCard desires to make one or more payments on an accelerated basis.

                  (c) Disbursements of funds from the Settlement Fund Account shall require a signature from each of the Plaintiffs' Co-Lead Counsel Signatories, and a signature from a partner of Simpson Thacher & Bartlett ("ST&B"). Any requests for disbursements of funds shall be accompanied by appropriate documentation supporting the expenditures. Plaintiffs' Co-Lead Counsel and ST&B agree to hold the funds in the Settlement Fund Account for the purposes set forth herein. Upon the Effective Date of the Settlement, ST&B will resign as a co-signatory on the Settlement Fund Account. Thereafter, Plaintiffs' Co-Lead Counsel Signatories shall be the sole signatories on the Settlement Fund Account.

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                  (d)      The Gross Settlement Fund shall be used to pay (i)
the Notice and administration costs specified in paragraph 11 below, (ii) the Fee Award specified in paragraph 14 below, (iii) any additional Plaintiffs' attorneys' fees, costs and expenses incurred for the benefit of the Class and approved by the Court including, without limitation, any fees, costs, and expenses incurred in obtaining Final Settlement Approval or administering the Settlement, and (iv) any taxes owed on any income from the funds held in the Settlement Fund Account as well as expenses and costs incurred in connection with the payment of such taxes. The balance of the funds of the Settlement Fund Account shall be the Net Settlement Fund which shall be distributed to the Authorized Claimants.

                  (e) The Settling Parties agree that the Settlement Fund Account is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation Section 1.468B-1. All taxes with respect to the earnings on the funds in the Settlement Fund Account shall be the responsibility of the Settlement Fund Account. Plaintiffs' Co-Lead Counsel shall administer the Settlement Fund Account. Plaintiffs' Co-Lead Counsel may designate the Claims Administrator to administer the Settlement, subject to Court approval. It shall be the responsibility of the Plaintiffs' Co-Lead Counsel, with the cooperation of MasterCard as set forth in paragraphs 46 and 47 below, to establish and maintain the Settlement Fund Account as a Qualified Settlement Fund within the meaning of Treasury Regulation Section 1.468B-1.

                  (f) Nothing in this Agreement shall prevent Plaintiffs from selling, assigning, or securitizing the Settlement Fund, or using the Settlement Fund to obtain financing. In the event Plaintiffs seek to sell, assign, securitize, or in any way obtain

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financing using the Settlement Fund, they must apply to the Court for approval, upon notice to MasterCard. MasterCard will not oppose any such application and will provide reasonable assistance to Plaintiffs in the event Plaintiffs seek to sell, assign, securitize, or obtain financing using the Settlement Fund. Plaintiffs shall reimburse MasterCard from the Settlement Fund for MasterCard's reasonable costs in connection with such assistance. Such assistance shall be limited to reasonably cooperating in providing information necessary for credit rating purposes. MasterCard agrees to deliver Settlement Fund payments to either
(i) the Settlement Fund Account, or (ii) an account of any trustee, paying agent or other entity designated by Plaintiffs' Co-Lead Counsel in order to effect the sale, assignment, securitization or the use for financing of the Settlement Fund, provided, however, that any such account referenced in (ii) above shall also qualify as, and shall not disqualify the Settlement Fund Account as, a Qualified Settlement Fund within the meaning of Treasury Regulation Section 1.468B-1. Such payment instructions may be modified by Plaintiffs' Co-Lead Counsel from time to time as may be required and upon reasonable notice to MasterCard (provided that any new account designated shall also qualify as, and shall not disqualify the Settlement Fund Account as, a Qualified Settlement Fund within the meaning of Treasury Regulation Section 1.468B-1).

                            MASTERCARD'S COMMITMENTS

Unbundling of Debit and Credit

         4.       (a)      MasterCard shall adopt rules in the continental
United States (and Alaska and Hawaii) that will, effective January 1, 2004, unbundle, and MasterCard agrees not to bundle in the future, merchant acceptance of MasterCard POS Debit Devices and merchant acceptance of any Other MasterCard Products. "Unbundle" as

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used herein means that MasterCard shall not require that as a condition of accepting Other MasterCard Products, merchants must accept MasterCard POS Debit Devices, and vice versa.

                  (b) These rules shall provide that, commencing January 1, 2004, with respect to any contract existing on that date under which a merchant accepts MasterCard Branded Products: (i) merchants may choose to stop accepting MasterCard POS Debit Devices by providing no less than thirty (30) days advance written notice to their acquirers (which may be given prior to January 1, 2004); and (ii) merchants may choose to stop accepting Other MasterCard Products by providing no less than thirty (30) days advance written notice to their acquirers (which may be given prior to January 1, 2004). The rules shall further provide that merchants who want to begin accepting MasterCard Branded Products after January 1, 2004 will be free to accept MasterCard POS Debit Devices only, Other MasterCard Products only, or both MasterCard POS Debit Devices and Other MasterCard Products.

                  (c) These rules shall also require that any contract used by an acquirer with any merchant shall provide the clear option (including a statement of applicable merchant discount rates by product) for the merchant to elect to accept MasterCard POS Debit Devices, Other MasterCard Products, or both.

                  (d) MasterCard shall require that, from August 1, 2003 through January 1, 2004, acquirers provide, in any regular communications with merchants, but no more often than monthly, clear and conspicuous notice to merchants that as of January 1, 2004 they will have the right to (i) accept MasterCard POS Debit Devices without accepting Other MasterCard Products, and
(ii) accept Other MasterCard Products without

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accepting MasterCard POS Debit Devices. On or before July 1, 2003, MasterCard will provide Plaintiffs' Co-Lead Counsel an exemplar of its communication to its acquirers requiring compliance with this provision.

                  (e) Nothing herein shall prevent MasterCard from adopting and enforcing an Honor All Cards rule that requires merchants who choose to accept any MasterCard POS Debit Device to accept all, or any subset of, MasterCard POS Debit Devices. However, nothing in this Agreement requires any merchant to purchase or install a PIN pad in order to continue to accept MasterCard POS Debit Devices which are authorized by signature. The parties agree that nothing in this Agreement or otherwise, including the Honor All Cards rule for MasterCard POS Debit Devices contemplated in this paragraph, permits MasterCard to apply any honor all cards rule to require merchants to install a PIN pad in order to continue accepting MasterCard POS Debit Devices which are authorized by signature.

                  (f) Nothing herein shall prevent MasterCard from adopting and enforcing an Honor All Cards rule that requires merchants who choose to accept any Other MasterCard Product to accept all, or any subset of, Other MasterCard Products.

                  (g) On or about June 30, 2003, December 31, 2003, June 30, 2004, and December 31, 2004, MasterCard shall provide Plaintiffs' Co-Lead Counsel with written notice of any MasterCard products, devices, programs, or services that MasterCard is then offering or has announced it will offer to issuers that would qualify as either a MasterCard POS Debit Device or an Other MasterCard Product (or a multi-function MasterCard Branded Product as described below) that are not identified on Exhibits A and G as either a MasterCard POS Debit Device or an Other MasterCard Product.

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                  (h)      If MasterCard offers in the United States a
MasterCard Branded Product that incorporates the payment functions of both a MasterCard POS Debit Device and an Other MasterCard Product, a merchant will be free to accept the MasterCard POS Debit Device payment function only, the Other MasterCard Product payment function only, or both the MasterCard POS Debit Device and Other MasterCard Product payment functions, consistent with the provisions of this Agreement. Any such multi-function MasterCard Branded Product will satisfy, so far as practicable, the requirements for the clear and conspicuous identifier and unique electronic identity, consistent with the terms set forth in paragraphs 5 and 7 below, that would enable merchants to identify any such MasterCard Branded Product and its different payment functions. MasterCard shall provide Plaintiffs' Co-Lead Counsel within sixty (60) days before it is implemented written notice of the unique identifier (e.g., "Relationship Card") that would be used to denote the multi-function nature of such a product.

Clear and Conspicuous Debit Identifier

         5.       (a)      On or before January 1, 2004, MasterCard shall
implement rules requiring issuers in the United States to place on the face of a MasterCard POS Debit Device the word "Debit" in clear and conspicuous letters, or another term, name or mark, so long as the word, term, name or mark is used consistently and uniformly for all MasterCard POS Debit Devices. MasterCard shall provide Plaintiffs' Co-Lead Counsel within 30 days before they become effective, and in no event later than December 1, 2003 (i) a copy of the rules adopted by MasterCard that implement the design requirements of this paragraph, and (ii) an exemplar of a MasterCard POS Debit Device that complies with the rules.

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                  (b)      The rules specified in subparagraph 5(a) shall
require that such design changes occur upon issuance of new MasterCard POS Debit Devices, and within the normal reissuance cycles of existing cards, provided however that MasterCard will cause to have 80 percent of outstanding MasterCard POS Debit Devices in compliance herewith by July 1, 2005, and 100 percent in compliance by January 1, 2007. MasterCard shall provide Plaintiffs' Co-Lead Counsel written certification that upon its reasonable belief the 80 percent and 100 percent compliance requirements have been reached and the basis thereof.

                  (c) In lieu of using the debit identifier on MasterCard POS Debit Devices as described in paragraph (a) above, MasterCard retains the right at any time to adopt a new debit identifier for all devices herein defined as MasterCard POS Debit Devices, so long as these devices comply with the design requirements of subparagraph (a) above, and all other terms of this Agreement, and MasterCard provides Plaintiffs' Co-Lead Counsel within sixty (60) days before it is implemented both (i) written notice of any such debit identifier, and (ii) an exemplar of a MasterCard POS Debit Device that carries the new debit identifier.

                  (d) In lieu of using the MasterCard brand on MasterCard POS Debit Devices, MasterCard retains the right to adopt a new brand for all or any devices herein defined as MasterCard POS Debit Devices, so long as these devices comply with the design requirements of subparagraphs (a) and (b) above, and all other terms of this Agreement, and MasterCard provides Plaintiffs' Co-Lead Counsel within sixty (60) days before it is implemented both (i) written notice of any such brand, and (ii) an exemplar of a MasterCard POS Debit Device that carries the new brand.

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Signage

         6. On or before January 1, 2004, MasterCard shall deliver signage to acquirers, upon request, for merchant usage in the continental United States (and Alaska and Hawaii) at the point of sale and at the entrance to the store, communicating the fact that a given merchant accepts MasterCard POS Debit Devices. Any merchant who requests such signage agrees to use it for such purposes for a minimum of three (3) months. MasterCard shall provide Plaintiffs' Co-Lead Counsel an exemplar of such signage by November 1, 2003.

Electronic Identification

         7.       (a)      MasterCard shall adopt rules, effective January 1,
2004, requiring that MasterCard POS Debit Devices issued in the continental United States (and Alaska and Hawaii) not already having one be given unique Bank Identification Numbers ("BINs"), which each merchant and acquirer can utilize, with currently available technology, to distinguish MasterCard POS Debit Devices from Other MasterCard Products. This BIN shall be encoded in the magnetic stripe and any other electronic component of the card used for authorization and/or settlement (e.g., a chip) in such a way that all electronic point-of-sale terminals are, or can reasonably be made, capable of reading the electronic information. MasterCard shall provide a copy of these rules to Plaintiffs' Co-Lead Counsel no later than November 15, 2003.

                  (b) These rules shall apply to any MasterCard POS Debit Devices issued after January 1, 2004, and to MasterCard POS Debit Devices issued before January 1, 2004 upon their reissuance in accordance with normal reissuance cycles, provided however that MasterCard will require issuers to have 80 percent of outstanding

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MasterCard POS Debit Devices in compliance herewith by July 1, 2005, and 100 percent in compliance by January 1, 2007. MasterCard shall provide Plaintiffs' Co-Lead Counsel written certification that upon its reasonable belief the 80 percent and 100 percent compliance requirements have been reached and the basis thereof.

                  (c) These rules shall also provide that MasterCard shall require its acquirers to make available to merchants, upon merchants' request and in any form they reasonably request, a complete list of the BIN numbers that apply to all MasterCard POS Debit Devices, updated consistent with the current practice of MasterCard's acquirers.

                  (d) Commencing July 1, 2004, for the period ending January 1, 2007, MasterCard shall use reasonable efforts to attempt to offer an electronic service to enable merchants or acquirers to identify MasterCard POS Debit Devices in the event that, exercising its reasonable business judgment, MasterCard concludes that there is a reasonable business case that justifies such service. In the event of a dispute as to whether MasterCard has exercised its reasonable business judgment, the question shall be determined by the Court or by such arbitrator as the Court may designate.

                  (e) Until the time that MasterCard has, based on its reasonable belief, reached 100 percent compliance with the design requirements provided in paragraph 5 above, merchants that choose not to accept MasterCard POS Debit Devices and that use any of the above methods for electronically identifying MasterCard POS Debit Devices shall not incur any charges by either MasterCard or its acquirers for a MasterCard POS Debit Device transaction that is declined or rejected because the merchant does not accept MasterCard POS Debit transactions.

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Interchange Rate Reductions

         8.       (a)      By August 1, 2003, MasterCard shall set one or more
off-cycle, separate interchange rates for all MasterCard POS Debit Device transactions at Class Members that reduce the aggregate effective rate by at least one-third from the aggregate effective rate for these transactions in effect on April 30, 2003. On January 1, 2004 the requirement in the preceding sentence shall terminate, and MasterCard shall be free to set interchange rates without restriction after that date, as otherwise permitted by law. On or before July 1, 2003, MasterCard will provide Plaintiffs' Co-Lead Counsel with a schedule that contains the actual interchange rates that will take effect by August 1, 2003 for each type and category of MasterCard POS Debit Device transaction at Class Members and the rates for these transactions in effect on April 30, 2003. MasterCard will provide notice to acquirers forty-five (45) days in advance of the first change in interchange rates for MasterCard POS Debit Device transactions occurring on or after January 1, 2004, and MasterCard will require its acquirers to provide written notice of such changes to merchants in the acquirers' next regular communication with their merchants. In the alternative, MasterCard will provide Plaintiffs' Co-Lead Counsel with thirty
(30) days advance written notice of such interchange rate changes. Nothing contained in this Agreement shall be deemed to prohibit MasterCard from providing negotiated interchange rates to merchants to incent acceptance or promotion of any MasterCard Branded Products or prevent issuers and acquirers from setting individual rates.

                  (b) In addition, as provided for in the payment schedule set forth in paragraph 3 above, in recognition of the interim period between the execution of the

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Memorandum of Understanding on April 30, 2003, and August 1, 2003, on or before
December 22, 2003, MasterCard shall pay the Settlement Fund Account the sum of twenty-five million dollars ($25,000,000).

Steering

         9. MasterCard will not enact any rules in the continental United States (and Alaska and Hawaii) that prohibit merchants from encouraging or steering MasterCard POS Debit Device cardholders to use other forms of payment or that prohibit merchants from providing a discount to consumers who pay by any other form of payment.

Null and Void If No Final Settlement Approval

         10. In the event there is no Final Settlement Approval, then the foregoing provisions of paragraphs 4 through 9 relating to MasterCard's commitments will become null and void pursuant to the terms of paragraph 28 below.

                         NOTICE AND ADMINISTRATION COSTS

         11. The Gross Settlement Fund shall be used to pay the costs and expenses associated with the administration of the Settlement, including without limitation, the costs of identifying Class Members and effecting the mailing and publishing of Notice, the administrative expenses incurred and fees charged by the Claims Administrator in connection with providing Notice and administering the distribution of the Net Settlement Fund, the payment of any taxes on the earnings of the Gross Settlement Fund, and the provision of any educational materials to merchants and consumers explaining the terms and conditions of this Agreement. If Plaintiffs' Co-Lead Counsel determine that such payments are necessary prior to the Effective Date, ST&B will not unreasonably withhold its signature on such expenditures from the Settlement Fund

Account, and Plaintiffs' Co-Lead Counsel, or at their direction, the Claims Administrator, may make such expenditures without Court approval. In the event that ST&B is requested by Plaintiffs' Co-Lead Counsel, under this paragraph or paragraph 3(c), to provide its signature to authorize payment for notice or administration expenses or for any other expenditure, and ST&B so provides its signature, then Plaintiffs (solely through the Settlement Fund) will indemnify and hold harmless MasterCard and ST&B from and against any and all claims asserted by any person arising out of such payment. In the event that ST&B unreasonably withholds its signature, then MasterCard will indemnify and hold harmless Plaintiffs and Plaintiffs' Co-Lead Counsel from and against any and all claims asserted by any person arising out of the failure to provide such payment.

                     PLAN OF ALLOCATION OF SETTLEMENT FUNDS

         12.      (a)      On or before August 18, 2003, Plaintiffs' Co-Lead
Counsel shall file a motion for approval of a Plan of Allocation of Settlement Funds that in their opinion will fairly and adequately address the questions of settlement administration, any claims requirements, and allocation of the Net Settlement Fund among the Class Members. MasterCard shall not directly or indirectly take any position with respect to any plan of allocation or amount of distribution to any Class Member, counsel, expert or consultant, or any other person in connection with this Class Action.

                  (b) Except as otherwise expressly provided in this Settlement Agreement, in no event shall any portion of the Gross Settlement Fund be distributed or revert to MasterCard, under any circumstances.

                  (c) After Final Settlement Approval, the amounts remaining in the Gross Settlement Fund shall be distributed as ordered by the Court.

         13. In no event shall MasterCard have any liability or responsibility with respect to the distribution and administration of the Gross Settlement Fund, including, but not limited to, the costs and expenses of such distribution and administration, and the costs and expenses of Notice. The Plan of Allocation of Settlement Funds is a matter separate and apart from this Settlement Agreement, and any decision by the Court concerning the plan of distribution shall not effect the validity or finality of the Settlement as to MasterCard.

                          ATTORNEYS' FEES AND EXPENSES

         14. On or before August 18, 2003, Plaintiffs' Co-Lead Counsel shall file a Fee and Expense Application for distribution from the Gross Settlement Fund of a Fee Award consisting of an award of Plaintiffs' attorneys' fees and reimbursement of expenses. Plaintiffs' Co-Lead Counsel reserves the right to make additional applications for fees and expenses incurred in obtaining Final Settlement Approval and administering the Settlement. C&P shall allocate the Fee Award among Plaintiffs and their counsel, and with respect to Plaintiffs' attorneys' fees, in a manner in which they in good faith believe reflects the contributions of Plaintiffs' Counsel to the prosecution and settlement of the Action. MasterCard agrees that it shall not directly or indirectly take any position on Plaintiffs' Fee and Expense Application.

         15. MasterCard shall not be liable for any costs, fees or expenses of any of Plaintiffs' respective attorneys, experts, advisors, agents and representatives. All such costs, fees and expenses, including the costs and expenses of the class representatives, as approved by the Court, shall be paid out of the Gross Settlement Fund. Except as provided in paragraphs 3 and 11 relating to MasterCard's obligation to reasonably consent to the distribution of settlement funds for the payment of Notice and administration costs prior to the Effective Date, MasterCard shall not have any liability with respect to the distribution and administration of the Gross Settlement Fund, including, but not limited to, the costs and expenses of such distribution and administration or to the giving of Notice, including, but not limited to, the costs and expenses associated with identifying Class Members.

         16. Upon the Court's entry of the Order and Final Judgment, Plaintiffs' Co-Lead Counsel may make an application to the Court for immediate payment of the Fee Award. MasterCard will take no position on such an application, subject to Plaintiffs' counsel's obligation to pay back any such amount if, or to the extent that, the Fee Award is amended, reversed on appeal, or does not become final.

         17. The procedure for the allowance or disallowance by the Court of any applications for Plaintiffs' attorneys' fees, costs and expenses to be paid out of the Gross Settlement Fund, are distinct from the Settlement set forth in the Settlement Agreement, and are to be considered by the Court separately from the Court's consideration of the fairness, reasonableness and adequacy of the Settlement. Any order or proceedings relating to any fee and expense application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Settlement Agreement, or affect or delay the finality of the Order and Final Judgment approving the Settlement Agreement.

                   BEST EFFORTS TO EFFECTUATE THIS SETTLEMENT

         18. The Settling Parties and their counsel agree to recommend approval of this Settlement Agreement by the Court and to undertake their best efforts, including all steps and efforts contemplated by this Settlement Agreement and any other steps and efforts that may be necessary or appropriate, by order of the Court or otherwise, to secure Final Settlement Approval and otherwise carry out the terms of this Settlement Agreement.

         19. MasterCard will cooperate with Plaintiffs by using reasonable efforts to provide Plaintiffs existing merchant specific and aggregate transaction data from MasterCard's databases to be used in connection with the allocation of the Net Settlement Fund (with all reasonable costs incurred under this paragraph and paragraph 23 to be paid out of the Settlement Fund Account and capped at $35,000).

                         MOTION FOR PRELIMINARY APPROVAL

         20. By June 9, 2003, Plaintiffs shall submit to the Court a motion for preliminary approval of the Settlement, and for a stay of all proceedings in the Class Action against MasterCard until the Court has approved the Settlement and entered the Order and Final Judgment. MasterCard will not oppose this motion. This motion shall include (i) the proposed form of Order and Final Judgment, attached hereto as Exhibit F, and (ii) the proposed form of Preliminary Approval Order preliminarily approving this Settlement Agreement, attached hereto as Exhibit G. By June 9, 2003, Plaintiffs shall also submit to the Court for approval a Stipulation and Order for Providing Notice of Settlement, attached hereto as Exhibit E, which contains the Notice Plan and the forms of mail and publication Notice, approved by MasterCard (which approval shall not be unreasonably withheld).

                                 NOTICE TO CLASS

         21. In the event that the Court preliminarily approves the Settlement on or before June 16, 2003, and as more fully set forth in the Notice Plan, Plaintiffs shall pursuant to Rule 23 of the Federal Rules of Civil Procedure (i) on or before July 5, 2003, provide Class Members who have been identified by reasonable means, notice of the Settlement by first class mail, unless circumstances beyond the control of Plaintiffs prevent Plaintiffs from providing such mail notice, in which case Plaintiffs shall take all necessary and appropriate steps to insure that such notice is provided as soon as possible pursuant to an order of the Court approving Notice, and (ii) on or before August 4, 2003, provide Class Members notice by publication in a Notice Plan designed to have at least the same reach as that approved by the parties and the Court and implemented in the Fall of 2002 for the purposes of providing Class Members with Notice of Pendency.

         22. The Settling Parties shall cooperate in effecting Notice to the Class that satisfies the requirements of due process and Rule 23 of the Federal Rules of Civil Procedure.

         23. MasterCard will cooperate with Plaintiffs by using reasonable efforts to provide Plaintiffs existing merchant specific and aggregate data from MasterCard's databases to be used in connection with providing Notice to the Class (with all reasonable costs incurred under this paragraph and paragraph 19 to be paid out of the Settlement Fund Account and capped at $35,000).

                                NO OPT-OUT RIGHTS

         24. Class Members who were in existence as of June 21, 2002 and did not exclude themselves from the Class pursuant to the Consent Order Concerning Notice of Pendency of Class Action dated June 21, 2002 will not be provided another opportunity to opt-out. This provision shall not be amended in whole or in part without the consent of both Plaintiffs and MasterCard.

                       MOTION FOR ENTRY OF FINAL JUDGMENT

         25. If, after Notice to the Class, the Court approves this Settlement Agreement, then Plaintiffs shall seek, and MasterCard will not oppose, entry of an Order and Final Judgment, in the form attached hereto as Exhibit F, which among other things:

                  a. Approves finally this Settlement and its terms as being a fair, reasonable and adequate settlement as to Plaintiffs within the meaning of Rule 23 of the Federal Rules of Civil Procedure and directing its consummation pursuant to its terms;

                  b. Approves finally the Plan of Allocation of Settlement Funds, Notice, and the Notice Plan, as being fair and reasonable within the meaning of, and satisfying the requirements of, Rule 23 of the Federal Rules of Civil Procedure and due process;

                  c. Directs that, as to MasterCard, the Class Action be dismissed with prejudice and, except as provided for herein, without costs;

                  d. Directs that MasterCard comply with its payment obligations and other commitments set forth in the Agreement;

                  e. Reserves to this Court exclusive jurisdiction over the Settlement and this Settlement Agreement, including the administration and consummation of this Settlement;

                  f. Determines pursuant to Rule 54(b) of the Federal Rules of Civil Procedure that there is no just reason for delay and directing that the judgment of dismissal shall be final and appealable; and

                  g. Directs that, for a period of five years, the Clerk of the Court shall maintain the record of those members of the Class who have timely excluded themselves from the Class and that a certified copy of such records shall be provided to MasterCard, at its expense.

                            FINAL SETTLEMENT APPROVAL

         26. This Settlement Agreement shall become final upon the occurrence of all of the following three events:

                  a. Approval of the Settlement Agreement in all material respects by the Court as required by Rule 23(e) of the Federal Rules of Civil Procedure;

                  b. Entry by the Court, as provided for in paragraph 25, of an Order and Final Judgment of dismissal with prejudice as to MasterCard against all Plaintiffs and members of the Class who have not timely excluded themselves from the Class Action and the Order and Final Judgment is not vacated or modified in any material way affecting any party's rights or obligations under the Settlement Agreement, upon appeal or otherwise; and

                  c. Expiration of the time for appeal, or the time to seek permission to appeal, from the Court's approval of this Settlement Agreement and entry of an Order and Final Judgment (as described in paragraph
25) or, if appealed, approval of this Settlement Agreement and the Order and Final Judgment have been affirmed in their entirety by the court of last resort to which such appeal has been taken and such affirmance has become no longer subject to further appeal or review. However, the Settlement shall become final with respect to MasterCard notwithstanding the actual or potential filing of any appeal that concerns only (i) an award of attorneys' fees, costs, or expenses; or (ii) the plan of allocation of the Settlement Fund (as distinct from the amount of the Settlement Fund).

         27. A modification or reversal on appeal of any award of attorneys' fees, costs, or expenses, or of the Plan of Allocation of Settlement Fund (as distinct from the amount of the Settlement Fund) shall not be deemed a modification of all or a part of the terms of this Settlement Agreement or the Order and Final Judgment.

                          NO FINAL SETTLEMENT APPROVAL

         28.      In the event there is no Final Settlement Approval, then:

                  a. The Gross Settlement Fund, less (i) only the costs incurred up to $6 million in connection with Notice and administration, and (ii) an amount sufficient for the Settlement Fund to pay taxes for which it is or will be liable on interest earned by it, as reasonably determined by the fund administrator as defined in paragraph 46 below, shall revert to MasterCard; and

                  b. This Settlement Agreement shall be canceled and terminated, and shall become null and void. In such event, the Settlement shall be without prejudice; the Settling Parties shall revert to their litigation positions immediately prior to the execution of the Memorandum of Understanding executed on April 30, 2003; and the fact and terms of this Settlement shall not be admissible in any hearing or trial of this Action or any other civil action.

                             SATISFACTION OF CLAIMS

         29. Plaintiffs shall look solely to the Settlement Agreement for settlement and satisfaction against MasterCard of all claims that are released hereunder. Except as provided by order of the Court, no Class Member shall have any interest in the Settlement Fund or any portion thereof.

                                     RELEASE

         30. In addition to the effect of any Order and Final Judgment entered in accordance with this Settlement Agreement, upon this Settlement Agreement becoming final as to MasterCard, the Released Parties shall be released and forever discharged from all manner of claims, demands, actions, suits, causes of action against the Released Parties, whether class, individual, or otherwise in nature, damages whenever incurred, liabilities of any nature whatsoever, including costs, expenses, penalties and attorneys' fees, known or unknown, suspected or unsuspected, in law or equity, that any Releasing Party ever had, now has or hereafter can, shall or may have, relating in any way to any conduct prior to January 1, 2004 concerning any claims alleged in the Complaint or any of the complaints consolidated therein, including, without limitation, claims which have been asserted or could have been asserted in this litigation which arise under or relate to any federal or state antitrust, unfair competition, unfair practices, or other law or regulation, or common law, including, without limitation, the Sherman Act, 15 U.S.C Section 1 et seq. Each Class Member hereby covenants and agrees that it shall not, hereafter, seek to establish liability against any Released Party based, in whole or in part, upon any of the Released Claims.

                                WAIVER OF BREACH

         31. The waiver by any party of any breach of this Agreement shall not be deemed or construed as a waiver of any other breach of this Agreement, whether prior, subsequent or contemporaneous.

                           MOST FAVORED NATIONS CLAUSE

         32. Plaintiffs agree that, effective upon the date hereof, in the event that Plaintiffs' settlement in this Action with Visa provides for a more favorable term or terms than the term or terms set forth herein, then MasterCard shall be entitled to the more favorable term or terms and this Settlement Agreement shall be amended to incorporate the more favorable term or terms.

                       THIS SETTLEMENT IS NOT AN ADMISSION

         33. In the event that the Settlement does not become final as to MasterCard in accordance with the terms hereof, then this Settlement Agreement (including its exhibits) shall be of no force or effect and, in any event, the Settling Parties agree that this Settlement Agreement, including its exhibits, whether or not it shall become final as to MasterCard, and any and all negotiations, documents and discussions associated with it shall be without prejudice to the rights of any party, shall not be deemed or construed to be an admission or evidence of any violation of any statute or law or of any liability or wrongdoing by MasterCard or of the truth of any of the claims or allegations contained in the Complaint or any other pleading, and evidence thereof shall not be discoverable or used directly or indirectly, in anyway, whether in the Class Action or in any other action or proceeding. The Settling Parties expressly reserve all of their rights if the Settlement does not become final as to MasterCard in accordance with the terms of this Settlement Agreement.

         PROTECTION OF CONFIDENTIAL INFORMATION AND DISCOVERY MATERIALS

         34. The Settling Parties and their respective counsel acknowledge and agree that discovery in this action has involved disclosure of trade secrets and other confidential and proprietary business, technical and financial information. The Settling Parties and their respective counsel agree that, except as otherwise required by law, within sixty (60) days after MasterCard has complied with all of its obligations under the Settlement Agreement, all materials produced by, or information discovered of, or records of information discovered of, the Settling Parties (including their past, present and former parents, subsidiaries, divisions, affiliates, associates, successors, predecessors, trustees, member financial institutions, attorneys, advisors, investment advisors, insurers, co-insurers, reinsurers, foundations, stockholders, officers, directors, employees, agents and any of their legal representatives (and the predecessors, heirs, executors, administrators, successors and assigns of each of the foregoing)) that contain Confidential Information or Outside Counsel Eyes Only Information (as defined in the Protective Order governing this Action) including, without limitation, information or data stored or recorded in the form of electronic or magnetic media, that are in the possession of counsel for the Settling Parties or their experts, shall be destroyed or returned to the producing party. Upon request, counsel for each party shall provide the producing party with a written declaration under penalties of perjury certifying that all documents required to be returned or destroyed have been returned or destroyed. Notwithstanding the foregoing, and pursuant to the terms of the Protective Order and the limitations set forth therein on how Confidential and Outside Counsel Eyes Only Information can be used, this provision does not apply to (i) outside counsel's copies of documents filed with the Court, and (ii) outside counsel's file copies of papers prepared in connection with this Action. This provision also does not apply to materials that have been unsealed by the Court.

                                 BINDING EFFECT

         35. This Settlement Agreement shall be binding upon, and inure to the benefit of, the Settling Parties and their respective past, present or future officers, directors, stockholders, member financial institutions, agents, employees, legal representatives, trustees, parents, associates, affiliates, subsidiaries, divisions, partners, heirs, executors, administrators, purchasers, predecessors, successors and assigns.

                           REPRESENTATION AND WARRANTY

         36. MasterCard represents and warrants that it has the authority to require its member financial institutions to comply with the rules adopted by MasterCard in compliance with the terms and conditions set forth in the Settlement Agreement. MasterCard further represents and warrants that it will take all reasonably necessary steps to ensure compliance by its member financial institutions with the rules so adopted by MasterCard using no less stringent measures of enforcement as are applied to the enforcement of other MasterCard rules, which may include at MasterCard's option, but not be limited to, rescinding all membership rights of any member financial institution that fails to comply with the aformentioned rules set forth in the Settlement Agreement.

                              INTEGRATED AGREEMENT

         37. This Settlement Agreement contains an entire, complete, and integrated statement of each and every term and provision agreed to by and among the Settling Parties; it is not subject to any condition not provided for herein. This Settlement Agreement shall not be modified in any respect except by a writing executed by all the parties hereto. All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

                              NO CONFLICT INTENDED

         38. Any inconsistency between this Settlement Agreement and the exhibits attached hereto shall be resolved in favor of this Settlement Agreement. The headings used in this Settlement Agreement are for the convenience of the reader only and shall not affect the meaning or interpretation of this Settlement Agreement.

                             NO PARTY IS THE DRAFTER

         39. None of the Settling Parties shall be considered to be the drafter of this Settlement Agreement or any provision hereof for the purpose of any statute, case law or rule of interpretation or construction that would or might cause any provision to be construed against the drafter hereof.

                                  CHOICE OF LAW

         40. All terms of this Settlement Agreement and the exhibits hereto shall be governed by and interpreted according to the substantive laws of the State of New York without regard to its choice of law or conflict of laws principles.

                      CONTINUING JURISDICTION OF THIS COURT

         41.      (a)      The Settling Parties hereby irrevocably submit to the
exclusive jurisdiction of the United States District Court for the Eastern District of New York for any suit, action, proceeding or dispute arising out of or relating to this Settlement Agreement or the applicability of this Settlement Agreement and exhibits hereto. All applications to the Court with respect to any aspect of the Settlement shall be presented to and determined by United States District Judge John Gleeson, or, if he is not available, any other Judge designated by the Court. Without limiting the generality of the foregoing, it is hereby agreed that any dispute, including but not limited to any suit, action or proceeding by a Plaintiff in which the provisions of this Settlement Agreement are asserted as a defense in whole or in part to any claim or cause of action or otherwise raised as an objection, constitutes a suit, action or proceeding arising out of or relating to this Settlement Agreement and exhibits hereto.

                  (b) In the event that the provisions of this Settlement Agreement are asserted by MasterCard as a defense in whole or in part to any claim or cause of action or otherwise raised as an objection in any other suit, action or proceeding by a Plaintiff, it is hereby agreed that MasterCard shall be entitled to a stay of that suit, action or proceeding until the United States District Court for the Eastern District of New York has entered a final judgment determining any issues relating to the defense or objection based on such provisions. Solely for purposes of such suit, action or proceeding, to the fullest extent they may effectively do so under applicable law, the Settling Parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim or objection that they are not subject to the jurisdiction of such court, or that such court is, in any way, an improper venue or an inconvenient forum.

         42. In the event that any party does not fulfill any of its obligations under the Settlement Agreement, Plaintiffs' Co-Lead Counsel or MasterCard may seek from the Court any and all relief they believe appropriate.

         43. In the event that MasterCard does not fulfill its obligations relating to payments to the Settlement Fund Account as specified in paragraph 3, both Plaintiffs' Co-Lead Counsel or any purchaser, assignee, or entity involved with securitization or financing of the Settlement Fund as provided for in paragraph 3(f), may seek from the Court any and all relief they believe appropriate.

         44. MasterCard's obligations under paragraphs 4 through 7, and 9 above, are subject to modification by the Court, upon the motion of either MasterCard or Plaintiffs, pursuant to the processes and standards for modification of consent decrees.

                      RESERVATION OF RIGHTS AND PRIVILEGES

         45. Nothing in this Settlement Agreement is intended to waive the Settling Parties' right to assert that any information or material is protected from discovery by reason of any individual or joint defense privilege or work product protection or other privilege, protection or immunity, or is intended to waive the Settling Parties' right to contest any such claim of privilege, protection or immunity.

                                  TAX TREATMENT

         46. The Settling Parties agree to treat the Settlement Fund Account as being at all times a qualified settlement fund within the meaning of Treasury Regulation Section 1.468B-1 for the taxable years of the Settlement Fund Account, beginning with the date it is created. In addition, the fund "administrator," as defined below, and, as required, MasterCard, shall jointly and timely make such elections as are necessary or advisable to carry out the provisions of this paragraph, including the "relation-back election" (as defined in Treas. Reg. Section 1.468B-1(j)(2)) back to the earliest permitted date. Provided the Court issues an Order and Final Judgment approving the Settlement in 2003, the relation-back election must be made by no later than December 31, 2003. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of Plaintiffs' Co-Lead Counsel to timely and properly prepare, and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

         47. For purposes of Section 468B of the Internal Revenue Code, as amended, and the regulations promulgated thereunder, the fund administrator shall be Plaintiffs' Co-Lead Counsel, or any person or entity that Plaintiffs' Co-Lead Counsel may designate. Plaintiffs' Co-Lead Counsel shall timely and properly file or cause to be filed all tax returns necessary or advisable with respect to the Settlement Fund Account, and make or cause to be made all required tax payments, including deposits of estimated tax payments in accordance with Treas. Reg. Section 1.468B-2(k). Such returns (as well as the election described in paragraph 46 hereof) shall be consistent with this paragraph and reflect that all taxes (including any interest or penalties) on the income earned by the Settlement Fund Account shall be paid out of the Settlement Fund Account. MasterCard further agrees to file and furnish all statements and take all actions required of a transferor by section 1.468B-3(e) of the Treasury Regulations as reasonably requested by Plaintiffs' Co-Lead Counsel.

         48. All (i) taxes (including any interest or penalties) arising with respect to the income earned by the Gross Settlement Fund, including any taxes or tax detriments that may be imposed upon MasterCard with respect to any income earned by the Gross Settlement Fund for any period during which the Gross Settlement Fund does not qualify as a qualified settlement fund for Federal or state income tax purposes ("Taxes"); and (ii) expenses and costs incurred in connection with the operation and implementation of this paragraph (including without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this paragraph) ("Tax Expenses"), shall be paid out of the Gross Settlement Fund; in all events the Released Parties shall have no liability for Taxes or the Tax

Expenses. Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement and shall be timely paid by out of the Gross Settlement Fund without prior order from the Court. The fund administrator shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Class members any funds necessary to pay such amounts including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. Section 1.468B-2(l)(2)). The Released Parties are not responsible and shall have no liability therefor. The Settling Parties agree to cooperate with the fund administrator, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this paragraph.

         49. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws, or as required by any party to facilitate compliance with such laws.

                            EXECUTION IN COUNTERPARTS

         50. This Settlement Agreement may be executed in counterparts, including signatures transmitted by facsimile. Each counterpart when so executed shall be deemed to be an original, and all such counterparts together shall constitute the same instrument.

                         PROVISION OF NOTICE TO COUNSEL

         51. All notices or materials that must be provided under this Agreement shall be sent by (i) hand delivery, (ii) registered or certified mail, return receipt requested, postage pre-paid, or (iii) Federal Express or similar overnight courier, and directed as follows:

                  a.       If to Plaintiffs' Co-Lead Counsel, then to:

                           Constantine & Partners, P.C.
                           Lloyd Constantine
                           477 Madison Avenue
                           New York, NY 10022

                                  and

                           Hagens Berman LLP
                           George Sampson
                           1301 Fifth Avenue, Suite 2900
                           Seattle, Washington 98101

                  b.       If to MasterCard's Counsel, then to:

                           Simpson Thacher & Bartlett
                           Kevin J. Arquit
                           425 Lexington Avenue
                           New York, NY 10017

or such other address or person as Plaintiffs' Co-Lead Counsel or MasterCard may designate by giving notice to the Settling Parties in the manner described in this paragraph.

                  IN WITNESS WHEREOF, the signatories have read and understood this Settlement Agreement, have executed it, represent that the undersigned are authorized to execute this Settlement Agreement on behalf of the represented parties, have agreed to be bound by its terms, and have entered into this Settlement Agreement as of June 4, 2003.

CONSTANTINE & PARTNERS, P.C.

By: /s/ LLOYD CONSTANTINE
    ---------------------------
Lloyd Constantine (LC-8465)
Robert L. Begleiter (RB-7052)
Matthew L. Cantor (MC-8183)
Stacey Anne Mahoney (SM-5425)
Amy N. Roth (AR-4534)
Gordon Schnell (GS-2567)
Jonathan D. Shaman (JS-8481)
Mitchell C. Shapiro (MS-1019)
Jeffrey I. Shinder (JS-5719)
Michael Spyropoulos (MS-9873)
477 Madison Avenue, 11th Floor
New York, New York 10022
(212) 350-2700 (telephone)
(212) 350-2701 (facsimile)

Counsel for Wal-Mart, Limited Brands,
Sears, Safeway, Circuit City, National Retail
Federation, Food Marketing Institute, and
International Retail Association, and
Lead Counsel for the Certified Class

HAGENS BERMAN LLP

By: /s/ GEORGE W. SAMPSON
    ---------------------------
George W. Sampson (GS-8973)
1301 Fifth Avenue, Suite 2900
Seattle, Washington 98101
(206) 623-7292 (telephone)
(206) 623-0594 (facsimile)

Counsel for Bernie's Army-Navy Store and
Co-Lead Counsel for the Certified Class

SIMPSON THACHER & BARTLETT

By: /s/ KEVIN J. ARQUIT
    ---------------------------
Kevin J. Arquit (KA-2139)
Joseph F. Tringali (JT 9575)
Aimee H. Goldstein (AG-7539)
425 Lexington Avenue
New York, NY 10017
(212) 455-2000 (telephone)
(212) 455-2502 (facsimile)

CLIFFORD CHANCE US LLP

Kenneth A. Gallo (KG-5664)
The William P. Rogers Building
2001 K Street, NW
Washington, DC 20006-1001
(202) 912-5000 (telephone)
(202) 912-6000 (facsimile)

Keila D. Ravelo (KR-8164)
200 Park Avenue
New York, NY 10166
(212) 878-8000 (telephone)
(212) 878-8375 (facsimile)

Counsel for MasterCard International, Inc.

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